Exhibit 5.1

8 April 2022

Matter no.: 356139
Doc Ref: 1865064
+1441-278-7957
karoline.tauschke@conyers.com

Myovant Sciences Ltd.
Suite 1, 3rd Floor
11-12 St. James’s Square
London
SW1Y 4LB
United Kingdom

Dear Sirs,

Re: Myovant Sciences Ltd. (the “Company”)

We have acted as special Bermuda legal counsel to the Company in connection with a registration statement on form S-8 filed with the U.S. Securities and Exchange Commission (the “Commission”) on 8 April 2022 (the “Registration Statement”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) relating to the registration under the U.S. Securities Act of 1933, as amended, (the “Securities Act”) of an aggregate of 3,794,337 common shares, par value US$0.000017727 each (the “2016 Plan Shares”) issuable pursuant to the Myovant Sciences Ltd. 2016 Equity Incentive Plan, as amended (the “2016 Plan”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto), and an aggregate of 1,000,000 common shares, par value US$0.000017727 each (the “2020 Plan Shares”, together with the 2016 Plan Shares, the “Shares”) issuable pursuant to the Myovant Sciences Ltd. 2020 Inducement Plan, as amended (the “2020 Plan”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto, together with the 2016 Plan, the “Plans”).

1.          DOCUMENTS REVIEWED

For the purposes of giving this opinion, we have examined a copy of the Registration Statement and the Plans. We have also reviewed:

1.1.	copies of the memorandum of association and the bye-laws of the Company, each certified by the Secretary of the Company on the date hereof;

1.2.
minutes of a meeting of its board of directors held on 26 September 2016, unanimous written resolutions of its board of directors dated 18 October 2016, written resolutions of its members dated 30 September 2016 and 18 October 2016, an extract of minutes of a meeting of the compensation committee of the board of directors of the Company held on 4 November 2020, and an extract of minutes of a meeting of the compensation committee of the board of directors of the Company held on 22 March 2022, each as certified by the Secretary of the Company on the date hereof (collectively, the “Resolutions”); and

1.3.	and such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

2.          ASSUMPTIONS

We have assumed:

2.1.
the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken;

2.2.
that where a document has been examined by us in draft form, it will be or has been executed and/or filed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention;

2.3.	the accuracy and completeness of all factual representations made in the Registration Statement and the Plans and other documents reviewed by us;

2.4.
that the Resolutions were passed at one or more duly convened, constituted and quorate meetings, or by unanimous written resolutions, remain in full force and effect and have not been rescinded or amended;

2.5.	that there is no provision of the law of any jurisdiction, other than Bermuda, which would have any implication in relation to the opinions expressed herein;

2.6.
the validity and binding effect of the Plans in accordance with their terms under the laws of the State of New York, except for those matters thereunder subject to The Companies Act, 1981 of Bermuda, as amended (the “Companies Act”), of which the validity and binding effect shall be governed by Bermuda law;

2.7.	that there is no provision of any award agreement which would have any implication in relation to the opinions expressed herein;

2.8.	that upon issue of any Shares by the Company the Company will receive consideration for the full issue price thereof which shall be equal to at least the par value thereof;

2.9.	that on the date of the issuance of any Shares, the Company will have sufficient authorised but unissued common shares; and

2.10.
that on the date of issuance of any Shares, the Company’s shares will be listed on an appointed stock exchange, as defined in the Companies Act, which includes the New York Stock Exchange and The Nasdaq Stock Market LLC.

3.	QUALIFICATIONS

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Bermuda. This opinion is to be governed by and construed in accordance with the laws of Bermuda and is limited to and is given on the basis of the current law and practice in Bermuda. This opinion is issued solely for the purposes of the filing of the Registration Statement and the issuance of the Shares by the Company pursuant to the Plans and is not to be relied upon in respect of any other matter.

4.	OPINION

On the basis of and subject to the foregoing, we are of the opinion that:

1.
The Company is duly incorporated and existing under the laws of Bermuda in good standing (meaning solely that it has not failed to make any filing with any Bermuda government authority or to pay any Bermuda government fees or tax which would make it liable to be struck off the Register of Companies and thereby cease to exist under the laws of Bermuda).

2.
When issued and paid for in accordance with the terms of the Plans, the Shares will be validly issued, fully paid and non-assessable (which term means when used herein that no further sums are required to be paid by the holders thereof in connection with the issue of such shares).

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully,

/s/ Conyers Dill & Pearman Limited

Conyers Dill & Pearman Limited